SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 29, 2003
Date of Report (Date of Earliest Event Reported)

CABOT INDUSTRIAL PROPERTIES, L.P.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-14979	04-3397874
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

875 North Michigan Avenue, 41st Floor, Chicago, Illinois 60611
(Address of Principal Executive Offices, Including Zip Code)

(312) 266-9300
(Registrant’s Telephone Number, Including Area Code)

None
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

On January 15, 2003, we commenced tender offers (the “Offers”) to purchase any or all of our outstanding 7.125% Redeemable Notes Due 2004 (the “7.125% Notes”), our 8.200% Series A Medium Term Notes Due 2005 (the “8.200% Notes”) and our 8.500% Series A Medium Term Notes Due 2010 (the “8.500% Notes” and together with the 7.125% Notes and 8.200% Notes, the “Securities”). As of January 29, 2003, the “Consent Payment Deadline,” the “Consent Condition” to the Offers was satisfied, which means that there were validly tendered and not withdrawn Securities in an aggregate principal amount sufficient to authorize the execution of Supplemental Indenture No. 3, Supplemental Indenture No. 4 and Supplemental Indenture No. 5 (together, the “New Supplemental Indentures”), which amend the Indenture under which the Securities were issued (the “Amendments”). As of the Consent Payment Deadline, we had received valid tenders for 98.13% of the 7.125% Notes, 100% of the 8.200% Notes and 86.95% of the 8.500% Notes. Accordingly, we and The Bank of New York as Trustee (and, in the case of the Supplemental Indenture No. 3, Cabot Industrial Trust (“Cabot Trust”)) expect to execute and enter into the New Supplemental Indentures on January 30, 2003. The Amendments and the New Supplemental Indentures will not become operative unless and until we purchase validly tendered and unwithdrawn Securities pursuant to the applicable Offers. If we purchase Securities pursuant to the Offers, holders who tendered their Securities at or prior to January 29, 2003 (and who do not subsequently withdraw those Securities) will be entitled to receive a consent payment, in addition to the consideration for tendered securities, on the terms described in the Offer to Purchase and Consent Solicitation Statement dated January 15, 2003.

If the Amendments become operative, certain of the principal restrictive covenants and events of default contained in the Indenture will be eliminated, thereby increasing our financial and operating flexibility.

We intend to fund the purchase of the Securities pursuant to the Offers using proceeds from a loan we are currently negotiating with Goldman Sachs Mortgage Company (“GSMC”), an affiliate of Goldman, Sachs & Co., the dealer manager for the Offers. It is a condition to the Offers that we have obtained financing, either from GSMC or otherwise, on terms and conditions satisfactory to us, to enable us to purchase the Securities pursuant to the Offers and pay the related fees and expenses. We have no commitment for financing from GSMC or any other party, and GSMC is under no obligation to finance our purchase of Securities pursuant to the Offers. However, we have negotiated the material terms of a proposed financing with GSMC and expect that the terms will be substantially as described below.

We expect that a loan from GSMC, if made, would be secured by a first-priority perfected pledge by Calwest Industrial Properties, LLC of its equity interests in Cabot Trust and would have a maturity date that is approximately six months from the date of closing, subject to two three-month extension options. In order to exercise any extension option, we would be required to pay an extension fee at the time of the extension and to deliver mortgages on properties satisfactory to GSMC as additional collateral for a portion of the loan. We expect that the initial interest rate on the loan will be equal to one-month LIBOR plus 1.0% and that during any extension terms, the portion of the loan that is secured by mortgages will bear an interest rate of one-month LIBOR plus 1.50% and the portion of the loan that is secured only by the equity interests in Cabot Trust will bear an interest rate of one-month LIBOR plus 4.00%. The financing would be prepayable in whole or in part at any time, and we would be required to apply net cash proceeds received from the sale of any assets toward partial prepayment of the loan (subject to certain exceptions). The loan documents would contain various financial covenants with respect to us and Cabot Trust.

We anticipate that the loan would be repaid by a combination of the following: (i) a refinancing of certain of our assets and/or (ii) the sale of certain of our assets. No decision has been made concerning the exact amounts that would be sought or realized from each of these alternatives. Such decision will be made based on our review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as we may deem appropriate.

A press release dated January 30, 2003, announcing that the requisite consents necessary for execution of the New Supplemental Indentures has been obtained is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits

(c)  Exhibits.

99.1  Press Release of the registrant dated January 30, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2003
CABOT INDUSTRIAL PROPERTIES, L.P.

By:	/s/ CHRISTOPHER L. HUGHES
Christopher L. Hughes
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release of the registrant dated January 30, 2003